Eaton Vance Atlanta Capital SMID-Cap
Fund

Eaton Vance Atlanta Capital SMID-Cap Fund
("Atlanta Capital SMID-Cap Fund") was the surviving Fund in a merger with Eaton Vance
Atlanta Capital Horizon Growth Fund ("Atlanta
Capital Horizon Growth Fund"). In the merger, all of the assets of the Atlanta Capital Horizon
Growth Fund were transferred to Atlanta Capital
SMID-Cap Fund in exchange for the issuance of Atlanta Capital SMID-Cap Fund shares and the assumption of all of Atlanta Capital Horizon
Growth Fund's liabilities by Atlanta Capital
SMID-Cap Fund at a closing held on December
7, 2015. As a result of the merger, each shareholder of Atlanta Capital SMID-Cap Fund received full and fractional Atlanta Capital
Horizon Growth Fund shares equal in value at the close of regular trading on the New York
Stock Exchange on the date of the closing to the value of such shareholder's shares of the Atlanta
Capital SMID-Cap Fund.  The merger was
approved by the Trustees of Atlanta Capital
SMID-Cap Fund on June 8, 2015 and by the shareholders of Atlanta Capital SMID-Cap Fund on October 23, 2015. The Plan of
Reorganization and other documents relevant to the merger are incorporated by reference to the Form N-14 (and amendments thereto) filing filed by Eaton Vance Growth Trust on August
24, 2015 (Accession No. 0000940394-15-
001040), August 25, 2015 (Accession No.
0000940394-15-001045) and September 16,
2015 (Accession No. 0000940394-15-001130).